Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On January 9, 2026 (the “Closing Date”), pursuant to the purchase agreement announced on August 4, 2025, Amphenol Corporation (“Amphenol” or the “Company”), completed the acquisition of the Connectivity and Cable Solutions Business (“CommScope”) from Vistance Networks, Inc. (“Vistance,” formerly known as CommScope Holding Company, Inc.) for an aggregate purchase price of approximately $10.5 billion, subject to customary post-closing adjustments. The CommScope business adds significant fiber optic interconnect capabilities to Amphenol for the IT datacom and communications networks markets as well as a diverse range of industrial interconnect products for the building infrastructure connectivity market.

In order to fund the CommScope acquisition, Amphenol entered into two unsecured delayed draw term loan credit facilities with a syndicate of financial institutions on August 22, 2025. The financing consists of (i) a three-year $2.0 billion unsecured delayed draw term loan facility (the “Three-Year Delayed Draw Term Loan”) and (ii) a 364-day $2.0 billion unsecured delayed draw term loan facility (the “364-Day Delayed Draw Term Loan” and, together with the Three-Year Delayed Draw Term Loan, the “Delayed Draw Term Loans”). Immediately prior to the Closing Date, the Delayed Draw Term Loans were drawn for an aggregate amount of $3.1 billion. Borrowings under the Delayed Draw Term Loans bear interest at variable rates based on either a base rate or adjusted term SOFR, plus an applicable margin that varies based on the Company’s credit ratings.

In addition, on November 10, 2025, the Company issued and sold an aggregate principal amount of $7.0 billion of senior unsecured notes in an underwritten public offering with maturities between 2 and 30 years, bearing interest between 3.8% to 5.3%, and $500.0 million aggregate principal amount of unsecured Floating Rate Senior Notes due November 15, 2027.

The CommScope acquisition is referred to as the “Transaction,” and the associated financings to fund the acquisition are collectively referred to as the “Financings.”

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X to illustrate the estimated effects of the Transaction and the Financings. Specifically, to illustrate the estimated effects as if the CommScope acquisition had occurred and the Delayed Draw Term Loans had been drawn as of December 31, 2025 for the purposes of the pro forma condensed combined balance sheet, and as if the Transaction and the Financings, had each occurred as of January 1, 2025, the first day of Amphenol’s fiscal year ended December 31, 2025, for the purposes of the unaudited pro forma condensed combined statement of income.

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2025 combines the consolidated statement of income of the Company for the year ended December 31, 2025 and CommScope’s combined statement of income for the year ended December 31, 2025.

The unaudited pro forma condensed combined balance sheet as of December 31, 2025 combines the consolidated balance sheet of the Company as of December 31, 2025 and CommScope’s combined balance sheet as of December 31, 2025.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

●	The accompanying notes to the unaudited pro forma condensed combined financial information;
●	The audited consolidated financial statements and related notes of Amphenol as of and for the year ended December 31, 2025, included in Amphenol’s Annual Report on Form 10-K for the year ended December 31, 2025;
●	The audited combined financial statements and related notes of CommScope as of and for the year ended December 31, 2025, included as Exhibit 99.1 to Amendment No. 1 to the Current Report on Form 8-K/A filed on March 27, 2026.

The CommScope acquisition is being accounted for as a business combination in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, with Amphenol as the accounting acquirer. Under the acquisition method of accounting, the purchase consideration is allocated to the assets acquired and liabilities assumed based upon their estimated fair values at the date of completion of the respective acquisition. The process of valuing the net assets of CommScope immediately prior to the CommScope acquisition, as well as evaluating accounting policies for conformity, is preliminary. Any differences between the estimated fair value of the consideration transferred and the estimated fair value of the assets acquired and liabilities assumed related to the Transaction will be recorded as goodwill. Accordingly, the purchase consideration allocation and related adjustments reflected in this unaudited pro forma condensed combined financial information are preliminary and subject to revision based on a final determination of fair value. Refer to Note 1 - Basis of Presentation for more information.

All financial data included in the unaudited pro forma condensed combined financial information is presented in millions of U.S. Dollars and has been prepared on the basis of U.S. GAAP and Amphenol’s accounting policies.

The unaudited pro forma condensed combined financial information presented is for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the Transaction and Financings had been completed on the dates set forth above, nor is it indicative of the future results or financial position of the combined company.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2025

(dollars and shares in millions, except per share data)

	Amphenol Historical	CommScope, as Reclassified (Note 2)	Acquisition Transaction Accounting Adjustments	Note 4	Financing Transaction Accounting Adjustments	Note 4	Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$11,130.6	$12.7	$(10,635.0)	(a)	$3,068.2	(i)	$3,576.5
Short-term investments	303.6	-	-		-		303.6
Total cash, cash equivalents and short-term investments	11,434.2	12.7	(10,635.0)		3,068.2		3,880.1
Accounts receivable, less allowance for doubtful accounts	4,717.1	633.6	-		-		5,350.7
Inventories	3,424.9	512.4	132.0	(b)	-		4,069.3
Prepaid expenses and other current assets	691.0	48.0	-		-		739.0
Total current assets	20,267.2	1,206.7	(10,503.0)		3,068.2		14,039.1

Property, plant and equipment, net	2,305.6	277.9	40.0	(c)	-		2,623.5
Goodwill	10,575.4	2,160.6	4,747.7	(d)	-		17,483.7
Other intangible assets, net	2,241.4	171.3	3,134.7	(e)	-		5,547.4
Deferred income taxes	-	57.5	(57.5)	(f)	-		-
Other long-term assets	847.3	171.6	4.3	(g)	-		1,023.2
Total Assets	$36,236.9	$4,045.6	$(2,633.8)		$3,068.2		$40,716.9

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Current Liabilities:
Accounts payable	$2,661.9	$422.2	$-		$-		$3,084.1
Accrued salaries, wages and employee benefits	767.7	105.2	-		-		872.9
Accrued income taxes	482.9	-	-		-		482.9
Accrued dividends	306.7	-	-		-		306.7
Other accrued expenses	1,646.4	105.8	13.8	(h)	-		1,766.0
Current portion of long-term debt	937.2	-	-		1,534.1	(i)	2,471.3
Total current liabilities	6,802.8	633.2	13.8		1,534.1		8,983.9

Long-term debt, less current portion	14,564.8	-	-		1,534.1	(i)	16,098.9
Accrued pension and postretirement benefit obligations	138.2	-	-		-		138.2
Deferred income taxes	432.9	5.9	716.3	(f)	-		1,155.1
Other long-term liabilities	788.5	66.9	-		-		855.4
Total Liabilities	22,727.2	706.0	730.1		3,068.2		27,231.5

Redeemable noncontrolling interests	9.3	-	-		-		9.3

Equity:
Common stock	1.2	-	-		-		1.2
Additional paid-in capital	4,232.9	-	-		-		4,232.9
Net parent investment	-	3,431.4	(3,431.4)	(j)	-		-
Retained earnings	9,854.3	-	(30.0)	(k)	-		9,824.3
Treasury stock, at cost	(195.8)	-	-		-		(195.8)
Accumulated other comprehensive loss	(479.5)	(97.5)	97.5	(j)	-		(479.5)
Total stockholders’ equity attributable to Amphenol Corporation	13,413.1	3,333.9	(3,363.9)		-		13,383.1

Noncontrolling interests	87.3	5.7	-		-		93.0
Total Equity	13,500.4	3,339.6	(3,363.9)		-		13,476.1
Total Liabilities, Redeemable Noncontrolling Interests and Equity	$36,236.9	$4,045.6	$(2,633.8)		$3,068.2		$40,716.9

See accompanying notes to the unaudited pro forma condensed combined financial information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Year Ended December 31, 2025

(dollars and shares in millions, except per share data)

	Amphenol Historical	CommScope, as Reclassified (Note 2)	Acquisition Transaction Accounting Adjustments	Note 5	Financing Transaction Accounting Adjustments	Note 5	Pro Forma Combined
Net sales	$23,094.7	$3,754.5	$-		$-		$26,849.2
Cost of sales	14,577.0	2,385.3	132.0	(a)	-		17,094.3
Gross profit	8,517.7	1,369.2	(132.0)		-		9,754.9
Acquisition-related expenses	103.4	-	77.0	(b)	-		180.4
Selling, general and administrative expenses	2,545.7	629.6	140.9	(c)	-		3,316.2
Operating income	5,868.6	739.6	(349.9)		-		6,258.3

Interest expense	(367.8)	-	-		(447.8)	(d)	(815.6)
Other income (expense), net	99.9	(13.8)	-		(41.7)	(d)	44.4
Income before income taxes	5,600.7	725.8	(349.9)		(489.5)		5,487.1
Provision for income taxes	(1,295.4)	(179.9)	79.7	(e)	69.4	(e)	(1,326.2)
Net income	4,305.3	545.9	(270.2)		(420.1)		4,160.9
Less: Net income attributable to noncontrolling interests	(35.0)	(0.5)	-		-		(35.5)
Net income attributable to Amphenol Corporation	$4,270.3	$545.4	$(270.2)		$(420.1)		$4,125.4

Net income attributable to Amphenol Corporation per common share — Basic	$3.51						$3.39
Weighted average common shares outstanding — Basic	1,218.2						1,218.2
Net income attributable to Amphenol Corporation per common share — Diluted	$3.34						$3.23
Weighted average common shares outstanding — Diluted	1,277.5						1,277.5

See accompanying notes to the unaudited pro forma condensed combined financial information

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 - Basis of Presentation

The unaudited pro forma condensed combined financial information and related notes are prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

Amphenol’s and CommScope’s historical financial statements were prepared in accordance with U.S. GAAP and presented in U.S. dollars. As discussed in Note 2, certain reclassifications were made to align CommScope’s financial statement presentation to that of Amphenol’s. Amphenol is currently in the process of evaluating CommScope’s accounting policies, and as a result of that review, additional differences could be identified between the accounting policies of the two companies. With the information currently available, Amphenol has determined that no significant adjustments are necessary to conform CommScope’s financial statements to the accounting policies used by Amphenol.

CommScope has historically operated as part of Vistance and not as a stand-alone entity.  Accordingly, the audited combined financial statements included as Exhibit 99.1 to Amendment No. 1 to the Current Report on Form 8-K/A filed on March 27, 2026, have been derived from Vistance’s historical accounting records.  They include revenues and costs directly attributable to CommScope, as well as allocations of certain corporate expenses.  These expenses include the cost of corporate functions and resources, including, but not limited to, executive management, finance, information technology, human resources, legal, facilities, corporate marketing, sales, and research and development.  These allocations were determined based on usage, benefit, or other reasonable methods; however, they may not reflect the results of operations, financial position, or cash flows that would have occurred if CommScope had operated independently for the periods presented, and are not necessarily indicative of future results.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, with Amphenol as the accounting acquirer, using the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and based on the historical financial statements of Amphenol and CommScope. Under ASC 805, all assets acquired and liabilities assumed in a business combination are recognized and measured at their assumed acquisition date fair value, while transaction costs associated with the business combination are expensed as incurred. The excess of purchase consideration over the estimated fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the purchase consideration depends upon certain estimates and assumptions, all of which are preliminary. The allocation of the purchase consideration has been made for the purpose of developing the unaudited pro forma condensed combined financial information. The allocation of the purchase consideration set forth herein is preliminary and will be revised as additional information becomes available during the measurement period, which could be up to 12 months from the Closing Date. Any such revisions or changes may be material.

The pro forma adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that the Company believes are reasonable under the circumstances. The only material transactions Amphenol is aware of between Amphenol and CommScope for the periods presented relate to transition services Amphenol received from CommScope following a previous acquisition by Amphenol from Vistance. As these transactions are presented net within selling, general, and administrative expenses, no adjustments to eliminate the transactions are required.

Note 2 – Reclassification Adjustments

During the preparation of this unaudited pro forma condensed combined financial information, management performed a preliminary analysis of CommScope’s financial information to identify differences in accounting policies as compared to those of Amphenol and differences in financial statement presentation as compared to the presentation of Amphenol. With the information currently available, Amphenol has determined that no significant adjustments are necessary to conform CommScope’s financial statements to the accounting policies used by Amphenol.

However, certain CommScope financial statement line items were retitled based upon Amphenol’s financial statement presentation. Additionally, certain reclassification adjustments have been made to conform CommScope’s historical financial statement presentation to Amphenol’s financial statement presentation, which included the following:

●	Reclassifying $105.8 million and $105.2 million from accrued and other liabilities on CommScope’s audited combined balance sheet as of December 31, 2025 to other accrued expenses and accrued salaries, wages and employee benefits, respectively, for the unaudited pro forma condensed combined balance sheet as of December 31, 2025; and
●	Reclassifying $70.8 million of amortization of purchased intangible assets, $80.1 million of research and development expenses, $4.0 million of restructuring costs, and $21.8 million of transition service agreement income from CommScope’s audited combined statement of operations for the year ended December 31, 2025 to selling, general and administrative expenses for the unaudited pro forma condensed combined statement of income for the year ended December 31, 2025.

Management of the combined company is currently in the process of conducting a more detailed review of accounting policies and reclassifications, which could be materially different from the amounts set forth in the unaudited pro forma condensed combined financial information presented herein.

Note 3 – Preliminary Purchase Consideration Allocation

To consummate the CommScope acquisition, the Company paid an aggregate purchase price, in cash, of $10,780.6 million, which consisted of $10,500.0 million of purchase consideration and customary adjustments for estimated closing cash of $174.5 million, estimated working capital of $60.7 million, and estimated closing indebtedness of $(45.4) million.

The assumed accounting for the CommScope acquisition, including the preliminary purchase consideration, is based on provisional amounts, and the associated purchase accounting is not final, including the determination of fair value of the noncontrolling interests. The preliminary allocation of the purchase price to the acquired assets and assumed liabilities was based upon the preliminary estimate of fair values. For the preliminary estimate of fair values of assets acquired and liabilities assumed of CommScope, the Company used widely accepted income-based, market-based, and cost-based valuation approaches. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The unaudited pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable under the circumstances. The purchase price allocation set forth herein is preliminary and will be revised as additional information becomes available during the measurement period, which could be up to 12 months from the Closing Date. Any such revisions or changes may be material.

The following table summarizes the preliminary purchase consideration allocation, as if the CommScope acquisition had been completed on December 31, 2025:

(dollars in millions)	Amount
ASSETS
Cash and cash equivalents	$174.5
Accounts receivable	633.6
Inventories (i)	644.4
Prepaid expenses and other current assets	48.0
Property, plant and equipment, net (ii)	317.9
Goodwill	6,908.3
Other intangible assets, net (iii)	3,306.0
Other long-term assets	175.9

LIABILITIES
Accounts payable	422.2
Accrued salaries, wages and employee benefits	105.2
Other accrued expenses	105.8
Deferred income taxes (iv)	722.2
Other long-term liabilities	66.9
Noncontrolling interests	5.7

Preliminary purchase consideration	$10,780.6

i)	The unaudited pro forma condensed combined balance sheet has been adjusted to record CommScope’s inventories at a preliminary fair value of approximately $644.4 million, an increase of $132.0 million from the carrying value. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2025 has been adjusted to recognize additional cost of goods sold related to the increased basis. These costs are non-recurring in nature and not anticipated to affect Amphenol’s consolidated statement of income beyond 12 months after the Closing Date.
ii)	The unaudited pro forma condensed combined balance sheet has been adjusted to record CommScope’s property, plant and equipment at a preliminary fair value of approximately $317.9 million, an increase of $40.0 million from the carrying value, which was primarily related to a fair value adjustment related to certain owned buildings. The unaudited pro forma condensed combined statement of income has been adjusted to recognize additional depreciation expense related to the increased basis. The additional depreciation expense is computed with the assumption that the assets will be depreciated over a useful life of 30 years on a straight-line basis.
iii)	Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consist of the following:

(dollars in millions)	Preliminary Fair Value	Estimated Useful Life (in years)
Technology	$1,456.0	13-15
Customer relationships	1,211.0	15-16
Trademarks	592.0	16-25
Acquired backlog	47.0	1
Intangible assets acquired	$3,306.0

A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the amortization expense of approximately $25.7 million annually. Pro forma amortization is preliminary and based on the use of straight-line amortization. The amount of amortization following the CommScope acquisition may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset.

iv)	Deferred tax assets and liabilities were derived based on incremental differences in the book and tax basis created from the preliminary purchase allocation based upon the applicable statutory tax rate.

Note 4 – Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

Adjustments included in the Acquisition Transaction Accounting Adjustments column and Financing Transaction Accounting Adjustments column in the accompanying unaudited pro forma condensed combined balance sheet as of December 31, 2025 are as follows:

(a)	Acquisition Transaction Accounting Adjustments to cash and cash equivalents include the following:
(i)	$10,780.6 million for estimated purchase consideration;
(ii)	$16.2 million for Amphenol’s transaction expenses paid on the Closing Date, net of;
(iii)	$161.8 million of incremental cash estimated to have been conveyed with CommScope on the Closing Date but not reflected within CommScope’s reported cash and cash equivalents as of December 31, 2025.

(b) Reflects an adjustment of $132.0 million to record the acquired inventories to the preliminary estimated fair value as of the Closing Date.

(c) Reflects an adjustment of $40.0 million to record property, plant and equipment to the preliminary estimated fair value as of the Closing Date.

(d) Reflects an adjustment of $4,747.7 million to record the excess of the estimated purchase consideration over the preliminary fair value of the underlying assets acquired and liabilities assumed.

(e) Reflects an adjustment of $3,134.7 million to record the acquired intangible assets at the preliminary estimated fair value as of the Closing Date. Refer to Note 3 above for additional information on the acquired intangible assets expected to be recognized.

(f) Reflects an adjustment of $773.8 million associated with the incremental differences in the book and tax basis created from the preliminary purchase allocation, primarily resulting from the preliminary fair value of intangible assets. These adjustments were based on the applicable statutory tax rate with the respective estimated purchase price allocation. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the pro forma financial information are estimated, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the CommScope acquisition. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities. Additionally, reflects a reclassification from deferred income tax assets to deferred income tax liabilities of $57.5 million for jurisdictional netting.

(g) Reflects an adjustment of $4.3 million to increase the value of the operating lease right of use assets to be equal and offsetting to the estimated present value of remaining lease payments.

(h) Reflects an adjustment of $13.8 million to accrue for Amphenol’s estimated transaction costs of $30.0 million incurred after December 31, 2025, net of $16.2 million paid on the Closing Date.

(i) Reflects an adjustment of $3,068.2 million for borrowings under the Delayed Draw Term Loans as well as corresponding adjustments of $1,534.1 million to the current portion of long-term debt and $1,534.1 million to long-term debt, less current portion for principal amounts borrowed.

(j) Reflects the elimination of CommScope’s historical equity.

(k) Reflects an adjustment of $30.0 million for Amphenol’s estimated transaction costs incurred after December 31, 2025.

Note 5 – Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Income

Adjustments included in the Acquisition Transaction Accounting Adjustments column and Financing Transaction Accounting Adjustments column in the accompanying unaudited pro forma condensed combined statement of income for the year ended December 31, 2025 are as follows:

(a) Reflects an adjustment of $132.0 million to amortize the fair value adjustment to inventories for the year ended December 31, 2025. These costs are non-recurring in nature and not anticipated to affect Amphenol’s consolidated statements of income beyond 12 months after the Closing Date.

(b) Reflects an adjustment of $30.0 million for transaction expenses incurred by Amphenol subsequent to December 31, 2025. These costs are non-recurring in nature and not anticipated to affect Amphenol’s consolidated statements of income beyond 12 months after the Closing Date.

Additionally, reflects adjustments for incremental amortization expense resulting from the fair value adjustment to backlog intangible assets of $47.0 million. These costs are non-recurring in nature and not anticipated to affect Amphenol’s consolidated statements of income beyond 12 months after the Closing Date.

(c) Reflects adjustments for incremental amortization expense resulting from the fair value adjustment to intangible assets of $139.6 million and incremental depreciation expense resulting from the fair value adjustment to property, plant and equipment of $1.3 million for the year ended December 31, 2025.

(d) Reflects adjustments for an incremental interest expense and amortization of issuance costs of $447.8 million for the year ended December 31, 2025 as if principal amounts borrowed under the Financings occurred on January 1, 2025. Reflects a weighted average effective interest rate of 4.7%. A 0.125% change to the Financings with variable interest rates would result in a $4.5 million change in income before income taxes annually.

Additionally, reflects the reversal of $41.7 million of interest income earned on the borrowings from the Financings prior to being used to fund the CommScope acquisition for the year ended December 31, 2025.

(e) To record the income tax impact of the pro forma adjustments utilizing a blended statutory income tax rate of 17.8% for the year ended December 31, 2025. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the pro forma financial information are estimated, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the CommScope acquisition. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.